Exhibit 99.1

RCI Reports Continued Improvement in Sales

HOUSTON—September 4, 2020—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced that business continued to improve in August.

●	August revenues for clubs and restaurants totaled $9.4 million, up 23% compared to $7.6 million in July.
●	Revenues are running at an average of $2.2 million per week, up 22% from $1.8 million at the end of July.
●	34 locations open today, up from 31 on August 10th as government Covid-19 restrictions have relaxed in some markets.
●	Most locations continue to reopen to strong sales and a steadier flow of business versus prior to the pandemic.
●	All 10 Bombshells are open as of September 1st – two were closed parts of July and August.
●	Two mid-sized clubs – Phoenix and Pittsburgh – reopened last week.
●	Two larger clubs preparing to reopen.

RCI plans to discuss the above in its presentation at the LD Micro 500 Virtual Investor Conference today at 2:00 PM ET / 11:00 AM PT. To access the live webcast, slides, ask questions, and replay, visit: https://www.webcaster4.com/Webcast/Page/2019/37194. Visit the webcast link in advance to pre-register or download any necessary software.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With more than 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas/Ft. Worth, Houston, Miami, Minneapolis, St. Louis, Charlotte, Pittsburgh, and other markets operate under brand names such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars Club, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com/.

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company’s businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact and uncertainty of the coronavirus pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI’s annual report on Form 10-K for the year ended September 30, 2019 and its latest Form 10-Q as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com